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                                   Exhibit 21

                         Subsidiaries of the Registrant

      Name                                      State of Incorporation
      ----                                      ----------------------
MMT Federal Holdings, Inc.                           Delaware

MMT International Holdings Inc.                      Delaware

MMT of Tennessee Inc.                                Delaware

MMT de Mexico, S.A. de C.V.                          Mexico